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                                                                    EXHIBIT 99.1


                                                                   NR00-16
[VASTAR LETTERHEAD]                                                July 20, 2000

FOR IMMEDIATE RELEASE

VASTAR ACHIEVES RECORD QUARTERLY EARNINGS OF $135.8 MILLION

Houston, TX -- Vastar Resources, Inc. (NYSE: VRI) today reported its fourth consecutive quarterly earnings record, with second-quarter 2000 earnings of $135.8 million ($1.37 per diluted share), a 181 percent increase from the $48.3 million ($0.49 per diluted share) earned in the second quarter of 1999. The increase stemmed from substantially higher commodity prices and greater production.

     Discretionary cash flow was a record $283.7 million, an increase of 38 percent from last year's second-quarter total of $205.2 million.

     "Vastar's excellent cost structure, combined with continued production growth and outstanding exploration success, allowed us to benefit substantially from the much-improved industry environment," said Charles D. Davidson, chairman, president and chief executive officer. "Our employees have remained committed to our fundamental strategies while maintaining an exceptionally high level of overall activity."

     During the quarter Vastar's board of directors recommended approval of an $83-per-share cash merger offer from BP Amoco (NYSE: BPA) to acquire the 18.2 percent of Vastar's common stock that is currently publicly held. BP Amoco already owns 81.8 percent of Vastar's shares. Vastar has filed a preliminary proxy statement

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with the Securities and Exchange Commission relating to a special meeting of shareholders to consider the proposed transaction.

     Second-quarter production was 1,480 million cubic feet equivalent per day (MMcfed), which represented increases of 2 percent over last year's second-quarter production of 1,453 MMcfed, and over this year's first-quarter production.

     Natural gas production fell to 1,045 million cubic feet per day (MMcfd), from 1,095 MMcfd during 1999's second quarter, primarily as a result of normal declines in several fields. This was offset by a 25 percent increase in crude and condensate production to a record 53.8 thousand barrels per day (Mbd) from
43.1 Mbd during 1999's second quarter. Production began from the King deepwater field, and significant increases were recorded in a number of shelf fields. Natural gas liquids (NGL) production increased 13 percent to 18.7 Mbd from 16.6 Mbd during 1999's second quarter, as substantially higher liquids prices resulted in improved plant-processing economics.

     Vastar realized average wellhead prices of $2.97 per thousand cubic feet
(Mcf) for natural gas, up from $1.89 per Mcf realized during last year's second quarter.

     Price realizations averaged $24.41 per barrel for crude oil and condensate, up from $15.20 per barrel during last year's second quarter. Average NGL prices of $19.27 per barrel were up from $11.02 per barrel during the second quarter of 1999.

     Average cash production costs (operating expenses; selling, general and administrative expenses; and production taxes; excluding approximately
$5 million of non-recurring expenses related to the proposed merger) were $0.58 per thousand cubic feet equivalent (Mcfe), compared to $0.54 per Mcfe during last year's
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second quarter. The increase was attributable to higher price-related production taxes.

     Exploratory drilling during the quarter resulted in 18 successes among 22 wells decisioned; including 12 successes on the Gulf of Mexico shelf, four in the Mid-Continent area and one in the Gulf Coast area. Vastar achieved its fourth deepwater discovery by finding oil on the Entrada prospect on Garden Banks block 782. Appraisal drilling was under way as the quarter ended. Vastar's year-to-date exploratory success rate is 69 percent.

     Exploration expenditures (including dry hole, undeveloped leasehold amortization and other expenses) were $48.5 million, compared to $46.3 million in 1999's second quarter. Dry hole expenses of $21.8 million were essentially flat to the $21.5 million recorded during the second quarter of 1999.

     During the quarter, Vastar also announced an accelerated schedule that would lead to the start-up of the Horn Mountain deepwater field in late 2002; two years earlier than previously projected. The company signed a contract for construction of a spar floating production facility for the field.

     Vastar Resources, Inc., headquartered in Houston, Texas, finds, develops and produces natural gas and liquid hydrocarbons. The company is currently active in more than 100 producing fields, with production in the Gulf of Mexico shelf and deepwater, Gulf Coast, Rocky Mountains and Mid-Continent areas. Additional information on Vastar is available on the company's website at.www.vastar.com.


                                      ###

Contacts:    James Bartlett  (281) 584-3448 (media)
             Ellen DeSanctis (281) 584-3477 (financial)

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Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain assumptions, risks and uncertainties which, in the event actual results were different from those predicted by the company, could negatively impact future results, plans and expectations. Actual results could differ materially from expectations based upon numerous factors, including: (i) the volatility and level of hydrocarbon commodity prices, (ii) lower than expected production rates due to capacity restraints on pipeline systems, other infrastructure or other reasons, (iii) the inexact nature of reserve estimates, (iv) the legal and/or regulatory environment, (v) drilling and operating risks, (vi) competition,
(vii) certain natural gas marketing matters and (viii) the outcome of the proposed acquisition transaction relating to the company's publicly-owned common stock as previously announced by BP Amoco p.l.c. Further details with respect to some of the above as well as other assumptions, risks and uncertainties are detailed from time to time in our reports filed with the Securities and Exchange Commission, including the material on pages 12-14 in the company's Report on Form 10-K for the year ended December 31, 1999.

Vastar shareholders are strongly advised to read the company's proxy statement relating to the shareholder vote when it becomes available, as it will contain important information. Shareholders will be able to obtain the proxy statement and any amendments thereto and other filed documents for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. In addition, Vastar Resources, Inc. will mail the proxy statement to each shareholder of record on the record date established for the shareholders meeting and will also make additional copies of the proxy statement and any amendments thereto available for free to Vastar's shareholders. Please direct your request for the proxy statement to Ellen DeSanctis, manager of Investor Relations and Corporate Communications, Vastar Resources, Inc., 15375 Memorial Drive, Houston, Texas 77079, telephone (281) 584-3477.

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                            VASTAR RESOURCES, INC.

                             SUMMARY OF OPERATIONS

                                  (Unaudited)


(Millions of dollars except per share amounts)


                                          Three months           Six months
                                         ended June 30,        ended June 30,
                                        -----------------   -------------------
                                          2000      1999      2000       1999
                                        -------   -------   --------    -------
REVENUES
Sales and other operating revenues      $754.9    $459.6    $1,351.8    $ 813.4
Earnings from equity affiliate             4.3       4.4        10.8        9.4
Other revenues                            13.7      19.7        20.8       32.9
                                        ------    ------    --------    -------
Gross revenues                           772.9     483.7    $1,383.4      855.7
Less: Purchases                         (315.8)   (194.0)     (561.9)    (324.3)
      Delivery expenses                  (14.9)     (8.0)      (27.3)     (10.3)
                                        ------    ------    --------    -------
Net revenues                             442.2     281.7       794.2      521.1

EXPENSES
Operating expenses                        47.0      47.0        90.0       97.5
Dry hole costs                            21.8      21.5        59.5       26.9
Other exploration expenses                18.0      16.0        40.1       40.9
Undeveloped leasehold amortization         8.7       8.8        17.5       17.5
Depreciation, depletion and
 amortization                            115.7     103.6       230.4      216.9
Selling, general and
 administrative expenses                  18.1      12.4        31.6       25.1
Taxes other than income taxes             17.9      11.9        33.0       20.7
Interest expense                          16.9      20.5        31.6       41.0
                                        ------    ------    --------    -------
Total expenses                           264.1     241.7       533.7      486.5
                                        ------    ------    --------    -------
Income before income taxes               178.1      40.0       260.5       34.6
Income tax benefit                        42.3     ( 8.3)       47.3      (32.7)
                                        ------    ------    --------    -------
Net income                              $135.8    $ 48.3    $  213.2    $  67.3
                                        ======    ======    ========    =======

Earned per share (basic)                $ 1.39    $ 0.49    $   2.18    $  0.69
Earned per share (diluted)              $ 1.37    $ 0.49    $   2.15    $  0.68

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                             VASTAR RESOURCES, INC.

                             SUMMARY OF OPERATIONS

                                  (Unaudited)


                                         Three months           Six months
                                         ended June 30,        ended June 30,
                                        ----------------      ----------------
                                          2000     1999         2000    1999
                                        -------  -------      -------  -------
OPERATIONS
Total production (MMcfed-net)            1,480    1,453        1,468    1,479

Natural gas:
 Production (MMcfd-net)                  1,045    1,095        1,050    1,132
 Average wellhead prices (per Mcf)      $ 2.97   $ 1.89       $ 2.58   $ 1.75

Crude oil:
 Production (Mbd-net)                     53.8     43.1         49.9     44.9
 Average realized price (per Bbl)       $24.41   $15.20       $24.56   $13.11

Natural gas liquids:
 Production (Mbd-net)                     18.7     16.6         19.8     12.9
 Average realized price (per Bbl)       $19.27   $11.02       $19.18   $ 9.99

Discretionary cash flow(millions)*      $283.7   $205.2       $549.8   $358.8


* Discretionary cash flow is derived by adjusting net income for the pre-tax effects of exploration expenses, depreciation, depletion and amortization, and the change in deferred income taxes. Discretionary cash flow is not a term defined by generally accepted accounting principles and should not be considered as an alternative to net cash provided by operating activities.